Exhibit 8.2

FANGDA PARTNERS

http://www.fangdalaw.com

中国上海市石门一路288号	电子邮件	E-mail:	email@fangdalaw.com
兴业太古汇香港兴业中心二座24楼	电 话	Tel.:	+86-21-2208 1166
邮政编码：200041	传 真	Fax.:	+86-21-5298 5599

24/F, HKRI Centre Two

HKRI Taikoo Hui

288 Shi Men Yi Road

Shanghai, PRC

200041

To: Hesai Group

September 5, 2025

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Hesai Group (the “Company”) in connection with the Company’s registration statement on Form F-3 filed on September 5, 2025, including the base prospectus, and all amendments or supplements thereto, including prospectus supplements (the “Registration Statement”), in connection with the Company’s offering of certain Class B ordinary shares, par value US$ 0.0001 per share of the Company. For the purpose of the filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) on September 5, 2025, we have been requested to give this opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

The opinion is rendered on the basis of PRC Laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that are currently in force on the date of this opinion (“PRC Laws”). We have not made any investigation of, and do not express any opinions on, the laws and regulations of any jurisdiction other than the PRC.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation — Mainland China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners
Fangda Partners

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